EXHIBIT A

            In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a statement on Schedule 13G and all amendments thereto with respect to the Class A Common Stock of Benihana Inc. beneficially owned by each of them, and the inclusion of this Joint Filing Agreement as an exhibit thereto.

Dated: February 14, 2007


                              /s/ Dane Andreeff
                              _____________________________
                                  Dane Andreeff


                              Andreeff Equity Advisors, L.L.C.

                              By:  /s/ Dane Andreeff
                              _____________________________
                              Name:  Dane Andreeff
                              Title: Managing Member